Exhibit 10.6.2

SUBORDINATED NOTE GUARANTY

THIS SUBORDINATED NOTE GUARANTY (the “Guaranty”) is made as of January 15, 2013 by GPP-Connecture, LLC (“GPP”) and Chrysalis Ventures II, L.P. (“Chrysalis”) (collectively with GPP, the “Guarantors”; sometimes each individually, a “Guarantor”) for the benefit of Payee (as defined in the Note) (the “Payee”).

RECITALS:

A. Pursuant to that certain Agreement and Plan of Merger, dated as of January 14, 2013, by and among Connecture, Inc. (“Maker”), DestinationRx, Inc., DRX Acquisition Company, Inc., the Principal Stockholders (as defined therein) and the Representative (as defined therein) (the “Merger Agreement”), Maker issued to the Representative (on behalf of the Stockholders) a subordinated promissory note (the “Note”) in the principal amount of $3,000,000 as may be adjusted pursuant to the terms of the Merger Agreement. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Note.

B. To induce Payee to accept the Note, Guarantors have agreed with Payee to unconditionally guaranty the prompt payment of principal (subject to Section1(c)) provided for in the Note pursuant to the provisions thereof.

C. Guarantors own direct or indirect interests in Maker, and will benefit from the acceptance of the Note by Payee. To further induce Guarantors, the Payee has agreed that all interest otherwise payable under the Note shall be paid to the Guarantors as set forth in Section 1(c).

D. Guarantors have agreed to give such guaranty to Payee as provided herein.

NOW, THEREFORE, in consideration of the premises and for the purpose of inducing Payee to accept the Note, Guarantors agree as follows:

1. Guaranty.

a. Guarantors hereby severally guarantee the following (collectively, the “Guaranteed Obligations”): the due and prompt payment of (i) the principal of the Note, as adjusted pursuant to the terms of the Merger Agreement, and all other monies (other than interest) due or which may become due thereon (including but not limited to any costs of collection or costs of enforcing this Guaranty); and (ii) the due and prompt performance and observance of all terms, covenants and conditions agreed to be performed by the Maker under the Note, whether according to the present terms thereof, at any earlier or accelerated date or dates as provided therein, or pursuant to any extension of time or to any change or changes in the terms, covenants and conditions thereof now or at any time hereinafter made or granted. Each of the Guarantors hereby agrees that this Guaranty is an absolute, irrevocable and unconditional guaranty of payment and is not a guaranty of collection.

b. The Guarantors’ liability for payment of the Guaranteed Obligations is several and not joint and several. The percentage of the Guaranteed Obligations to which each Guarantor is liable is as follows:

GPP	66.67%
Chrysalis	33.33%

c. As consideration for the agreement to this Guaranty, Payee agrees that any interest on the Note shall be payable to the Guarantors in the proportions set forth in Section 1(b). For avoidance of doubt, Payee hereby agrees that Maker will make such interest payments directly to Guarantors.

2. Liability. Each Guarantor shall pay its percentage of the Guaranteed Obligations to Payee within twenty (20) days after written notice by Payee of the occurrence and continuance of any Event of Default under the Note, without taking any prior action or proceeding of any kind to enforce the Note other than requesting payment thereof by Maker, if required, in accordance with the terms thereof.

3. Representations and Warranties. Each Guarantor for itself only represents and warrants to Payee that:

a. It (i) is a corporation, partnership or limited liability company duly incorporated or organized, as the case may be, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, (ii) is duly qualified to do business as a foreign entity and is in good standing (to the extent such concept is applicable) under the laws of each jurisdiction where the business conducted by it makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on such Guarantor being able to perform its obligations under this Guaranty and (iii) has all requisite corporate, partnership or limited liability company power and authority, as the case may be, to own, operate and encumber its property and to conduct its business in each jurisdiction in which its business is conducted or proposed to be conducted.

b. It has the requisite corporate, limited liability company or partnership, as applicable, power and authority and legal right to execute and deliver this Guaranty and to perform its obligations hereunder. The execution and delivery by it of this Guaranty and the performance of its obligations hereunder have been duly authorized by proper corporate, limited liability company or partnership proceedings, including any required shareholder, member or partner approval, and this Guaranty constitutes a legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor, in accordance with its terms, subject to any applicable bankruptcy, insolvency or similar laws whether in a proceeding in law or in equity.

c. Neither the execution and delivery by it of this Guaranty, nor the consummation by it of the transactions herein contemplated, nor compliance by it with the terms and provisions hereof, will (i) conflict with the charter or other organizational documents of such Guarantor, (ii) conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any law, rule, regulation, order, writ, judgment, injunction, decree or award applicable to such Guarantor or any provisions of any indenture, material instrument or material agreement to which the Guarantor is party or is subject or by which it or its property is bound or affected, or require termination of any such indenture, instrument or agreement, or (iii) require any approval of such Guarantor’s board of directors, shareholders, members, partners or unitholders except such as have been obtained.

d. The execution, delivery and performance by such Guarantor of this Guaranty or any of the documents related hereto or contemplated herein does not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by any governmental authority, or any third-party, except filings, consents or notices which have been made.

e. Review of Documents. Guarantor has examined the Note.

f. Binding Obligation. This Guaranty constitutes the valid and legally binding obligation of Guarantor, and is fully enforceable against Guarantor in accordance with its terms.

g. Litigation. There are no actions or proceedings pending or, to Guarantor’s knowledge, threatened before any court or administrative agency which would materially and adversely affect the financial condition of Guarantor or the authority of Guarantor to enter into, or the validity or enforceability of, this Guaranty.

h. No Conflicting Agreements. There is no provision of any agreement, contract, or law, binding on Guarantor or affecting any of its property, which would materially conflict with or in any way prevent the execution, delivery of performance of the terms of this Guaranty, or which would be in material default or materially violated as a result of such execution, delivery or performance.

4. Covenant. Each Guarantor shall maintain, at all times, cash, other liquid assets or Unfunded Capital Commitments sufficient to pay such Guarantor’s several portion of the Guaranteed Obligations. Each Guarantor shall deliver evidence of such financial wherewithal to Payee upon reasonable request. For purposes hereof, “Capital Commitments” shall mean, with respect to such Guarantor, the aggregate capital contributions that may be required to be made by the limited partners of such Guarantor under such Guarantor’s partnership agreement, and “Unfunded Capital Commitments” shall mean, with respect to such Guarantor, the excess of (i) the Capital Commitments plus (ii) the amount of any distributions received by the limited partners that may be recalled by such Guarantor under the Guarantor’s partnership agreement over the aggregate amounts of capital contributions previously made by the limited partners to such Guarantor.

5. Severability. In case any provision (or any part of any provision) set forth in this Guaranty shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision (or remaining part of the affected provision) of this Guaranty, but this Guaranty shall be construed as if such invalid, illegal or unenforceable provision (or any part thereof) had never been contained herein, but only to the extent it is invalid, illegal or unenforceable.

5. Choice Of Law; Consent To Venue And Jurisdiction. This Guaranty shall be governed, construed and interpreted strictly in accordance with the laws of the State of Delaware. In the event that any party commences a lawsuit or other proceeding relating to or arising from this Guaranty, the parties absolutely and irrevocably consent and submit to the jurisdiction and venue of the courts in the State of Delaware and of any Federal court located in the State of Delaware in connection with any actions or proceedings brought against any of the parties (or each of them) arising out of or relating to this Guaranty. The parties consent to and agree to submit to the jurisdiction of any of the courts specified herein and agree to accept service of process to vest personal jurisdiction over them in any of these courts.

6. Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient, (b) when sent by electronic mail or facsimile, on the date of transmission to such recipient, (c) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (d) four business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth on Exhibit A.

7. Successors and Assigns. This Guaranty shall inure to the benefit of and be enforceable by Payee and Payee’s successors and assigns.

8. Counterparts. This Guaranty may be executed in any number of counterparts, each of which shall be an original but all of which, together, shall constitute one and the same instrument.

10. Term of Guaranty. This Guaranty shall continue in full force and effect with regard to each Guarantor and shall not be discharged or released until such time as such Guarantor’s several portion of the Guaranteed Obligations set forth in Section 1 above and all other sums payable by such Guarantor hereunder are paid in full.

11. Final Agreement and Amendments. This Guaranty, together with the Note, constitute the final and entire agreement and understanding of the parties, and any term, condition, covenant or agreement not contained herein or therein is not a part of the agreement and understanding of the parties. Neither this Guaranty, nor any term, condition, covenant or agreement hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. Nothing in this Guaranty shall convey any rights upon any person or entity which is not a party or an assignee of a party to this Agreement

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IN WITNESS WHEREOF, the parties have executed and delivered this Guaranty as of the day and year first above written.

GUARANTORS:

GPP – CONNECTURE, LLC

By:	/s/ Adam Dolder
Title:	President

CHRYSALIS VENTURES II, L.P.

By:	CHRYSALIS PARTNERS II, LLC, its General Partner

	By:	/s/ David A. Jones, Jr.
	Title:	Member

PAYEE

By	/s/ Randall P. Herman
Name:	Randall P. Herman

Agreed and Acknowledged:

Connecture, Inc.

By	/s/ James Purko
Name:	James Purko
Title:	Chief Financial Officer

Exhibit A

Contact Information for Notices

Payee

Randall P. Herman

Pine Grove Management, LLC

2150 Accenture Tower

333 South Seventh Street

Minneapolis, MN 55402

Fax: (612) 436-8320

Email: rherman@pchi.net

GPP

GPP—Connecture, LLC

c/o Great Point Partners, LLC

165 Mason Street, 3rd Floor

Greenwich, CT 06830

Attention: Brett Carlson

Fax: (203) 971-3320

Email: bcarlson@gppfunds.com

Chrysalis

Chrysalis Ventures II, L.P.

101 South Fifth Street

Suite 1650

Louisville, KY 40202-3122

Attention: David A. Jones, Jr. and Alan Ying

Fax: (502) 583-7648

Email: DJones@ChrysalisVentures.com

And AYing@ChrysalisVentures.com

Connecture, Inc.

Connecture, Inc.

18500 W. Corporate Drive, Suite 250

Brookfield, Wisconsin 53045

Fax: (262) 432-0075

Attn: Doug Schneider

Electronic mail: Dschneider@connecture.com